EXHIBIT 3

Composite Of Amended

Restated Certificate of Incorporation

of

American Electric Power Company, Inc.

Under Section 807 of the Business Corporation Law

As filed with the Department of State
of the State of New York
on November 5, 1997
and
amended as filed
on February 4, 1999, September 15, 1999,
April 28, 2009 and April 23, 2015

COMPOSITE OF AMENDED
RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN ELECTRIC POWER COMPANY, INC.
Under Section 807 of the Business Corporation Law

The undersigned, being respectively the Vice President and Assistant Secretary of American Electric Power Company, Inc., hereby certify that:

I. Name. The name of the corporation is AMERICAN ELECTRIC POWER COMPANY, INC. The name under which the corporation was formed is American Gas and Electric Company.

II. Date of Filing of Certificate of Incorporation. The certificate of consolidation forming the corporation was filed by the Department of State on February 18, 1925.

III. Original Certificate Superseded. The certificate of incorporation, as amended heretofore, is hereby restated without further amendment or change to read as herein set forth in full:
1. The name of the corporation shall be AMERICAN ELECTRIC POWER COMPANY, INC.

2. The purposes for which the corporation is formed are:

(a) To acquire, hold and dispose of the stock, bonds, notes, debentures and other securities and obligations (hereinafter called "securities") of any person, firm, association, or corporation, private, public or municipal, or of any body politic, including, without limitation, securities of electric and gas utility companies; and while the owner of such securities, to possess and exercise in respect thereof all the rights, powers and privileges of ownership thereof, including voting power;

(b) To aid in any manner permitted by law any person, firm, association or corporation in whose securities the corporation may be interested, directly or indirectly, and to do any other act or thing permitted by law for the preservation, protection, improvement or enhancement of the value of such securities or the property represented thereby or securing the same or owned, held or possessed by such person, firm, association or corporation;

(c) To acquire, construct, own, maintain, operate and dispose of real or personal property used or useful in the business of an electric utility company or gas utility company and such other real or personal property as may be permitted by law; and

(d) To do everything necessary, proper, advisable or convenient for the accomplishment of the foregoing purposes, and to do all other things incidental to them or connected with them that are not forbidden by law or by this certificate of incorporation.

3. The city and county in which the office of the corporation is to be located are the City and County of New York.

4.1. The aggregate number of shares which the corporation is authorized to issue is 600,000,000 shares of Common Stock of the par value of $6.50 each.

4.2. Each share of the Common Stock shall be equal in all respects to every other share of the Common Stock. Every holder of record of the Common Stock shall have one vote for each share of Common Stock held by him or her for the election of directors and upon all other matters.

4.3. The corporation may, at any time and from time to time, issue and dispose of any of the authorized and unissued shares of the Common Stock for such consideration as may be fixed by the Board of Directors, subject to any provisions of law then applicable, and subject to the provisions of any resolutions of the stockholders of the corporation relating to the issue and disposition of such shares.

4.4. Upon any issuance for money or other consideration of any stock of the corporation, or of any securities convertible into any stock of the corporation, of any class whatsoever which may be authorized from time to time, no holder of stock of any kind shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other share of the stock or securities so issued, but the Board of Directors may dispose of all or any portion of such stock or securities as and when it may determine free of any such rights, whether by offering the same to stockholders or by sale or other disposition as the Board of Directors may deem advisable; provided, however, that if the Board of Directors shall determine to issue and sell any shares of Common Stock (including, for the purposes of this paragraph, any security convertible into Common Stock, but excluding shares of Common Stock and securities convertible into Common Stock theretofore reacquired by the corporation after having been duly issued, and excluding shares of Common Stock and securities convertible into Common Stock issued to satisfy conversion or option rights theretofore granted by the corporation) solely for money and other than by:

(i) a public offering thereof, or

(ii) an offering thereof to or through underwriters or dealers who shall agree promptly to make a public offering thereof, or

(iii) any other offering thereof which shall have been authorized or approved by the affirmative vote, cast in person or by proxy, of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote at the stockholders' meeting at which action shall have been taken with respect to such other offering, such shares of Common Stock shall first be offered pro rata, except that the corporation shall not be obligated to offer or to issue any fractional interest in a full share of Common Stock, to the holders of record of the then outstanding shares of Common Stock (excluding outstanding shares of Common Stock held for the benefit of holders of scrip certificates or other instruments representing fractional interests in a full share of Common Stock) upon terms which, in the judgment of the Board of Directors of the corporation, shall be not less favorable (without deduction of such reasonable compensation for the sale, underwriting or purchase of such shares by underwriters or dealers as may lawfully be paid by the corporation) to the purchaser than the terms upon which such shares are offered to others than such holders of Common Stock; and provided that the time within which such preemptive rights shall be exercised may be limited to such time as to the Board of Directors may seem proper, not less, however, than fourteen (14) days after the mailing of notice that such preemptive rights are available and may be exercised.

5. Directors shall hold office after the expiration of their terms until their successors are elected and have qualified. Directors need not be stockholders.

6. To the fullest extent permitted by the New York Business Corporation Law as it exists on the date hereof or as it may hereafter be amended, no director of the corporation shall be liable to the corporation or its stockholders for damages for any breach of duty as a director. Any repeal or modification of the foregoing sentence by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

7. The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom any process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o CT Corporation System, 111 Eighth, New York, NY 10011.

8. The name of the registered agent upon whom and the address of the registered agent at which process against the corporation may be served is: c/o CT Corporation System, 111 Eighth, New York, NY 10011.

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